                  SUPERIOR ORTHOPAEDIC SUPPLIES, INC.

                        Financial Statements

                   March 31, 1996 and June 30, 1995

              (With Independent Auditors' Report Thereon)

Independent Auditors' Report
- -----------------------------






The Board of Directors
Superior Orthopaedic Supplies, Inc.:

We have audited the accompanying balance sheets of Superior Orthopaedic Supplies, Inc. as of March 31, 1996 and June 30, 1995, and the related statements of earnings and retained earnings and cash flows for the nine-month period ending March 31, 1996 and the year ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Superior Orthopaedic Supplies, Inc. as of March 31, 1996 and June 30, 1995, and the results of its operations and its cash flows for the nine-months ended March 31, 1996 and the year ended June 30, 1995 in conformity with generally accepted accounting principles.

                                   /s/ KPMG Peat Marwick



April 11, 1996

                  SUPERIOR ORTHOPAEDIC SUPPLIES, INC.

                             Balance Sheets

                   March 31, 1996 and June 30, 1995




Assets (notes 2 and 5)                    1996          1995
- ----------------------                 ----------    ---------
Current assets:
Accounts receivable (note 8)           $  343,148      287,358
Inventories (note 3)                      275,029      206,090
Other current assets                        1,414           -
                                         --------     --------
         Total current assets             619,591      493,448

Property and equipment (note 4)            68,990       63,727
Less accumulated depreciation              62,294       56,560
                                         --------     --------
         Property and equipment, net        6,696        7,167
                                         --------     --------
         Total assets                     626,287      500,615
                                         ========     ========

Liabilities and Stockholders' Equity
- ------------------------------------
Current liabilities:
    Current installments of long-term
       debt (note 5)                        3,999        3,948
    Notes payable to bank (note 5)         57,000       40,000
    Notes payable to related parties
       (notes 5 and 8)                     82,505       54,843
    Accounts payable (note 8)             225,693      210,889
    Other accrued expenses                  3,873        8,570
    State franchise and excise taxes
        payable (note 7)                    4,900        5,700
                                         --------     --------
    Total current liabilities             377,970      323,950

Long-term debt, less current
  installments (note 5)                     6,319           -
                                         --------     --------
    Total liabilities                     384,289      323,950

Stockholders' equity:
    Common stock, no par value, 2,000
      shares authorized, 1,000 shares
      issued and outstanding                2,058        2,058
    Retained earnings                     239,940      174,607
                                         --------     --------
    Total stockholders' equity            241,998      176,665
                                         --------     --------
Commitments and contingencies
  (notes 5 and 6)

    Total liabilities and
     stockholders' equity                $626,287      500,615
                                         ========     ========

See accompanying notes to financial statements.

                     SUPERIOR ORTHOPAEDIC SUPPLIES, INC.

                 Statements of Earnings and Retained Earnings

                       Nine-months ended March 31, 1996
                         and Year ended June 30, 1995




                                        1996            1995
                                        ----            ----
Sales (note 8)                      $ 1,561,690      2,021,189
Cost of sales                         1,095,273      1,504,705
                                    -----------    -----------

    Gross margin                        466,417        516,484

Selling, general, and
  administrative expenses (note 8)      392,407        469,624
                                    -----------    -----------
    Operating income                     74,010         46,860

Other income (expense):
    Interest expense (notes 5 and 8)     (7,405)        (6,237)
    Gain on sale of property and
      equipment                           2,553          2,958
    Miscellaneous                           275              -
                                    -----------    -----------

    Net other expense                     4,577          3,279
                                    -----------    -----------

    Earnings before state
      income taxes                       69,433         43,581

State income taxes (note 7)               4,100          2,500
                                    -----------    -----------

    Net earnings                         65,333         41,081

Retained earnings:
    Beginning of period                 174,607        133,526
                                    -----------    -----------
    End of period                   $   239,940        174,607
                                    ===========    ===========

See accompanying notes to financial statements.

                     SUPERIOR ORTHOPAEDIC SUPPLIES, INC.

                         Statements of Cash Flows

                      Nine-months ended March 31, 1996
                        and Year ended June 30, 1995



                                           1996        1995
                                          -------     -------
Cash flows from operating activities:
    Net earnings                          $65,333      41,081
    Adjustments to reconcile net
      earnings to net cash used
         by operating activities:
         Depreciation                      12,480      13,978
         Gain on sale of property
           and equipment                   (2,553)     (2,958)
         Increase (decrease) in cash
           due to changes in:
              Accounts receivable         (55,790)    (73,216)
              Inventories                 (68,939)    (68,448)
              Other current assets         (1,414)       -
              Accounts payable             14,804      72,569
              Other accrued expenses       (4,697)        573
              State franchise and
                excise taxes payable         (800)       (200)
                                           -------     -------
                Net cash used in
                 operating activities     (41,576)    (16,621)
                                           -------     -------
Cash flows from investing activities:
  Proceeds from disposal of
    property and equipment                  3,250       7,600
  Acquisition of property and equipment   (12,706)    (13,306)
                                          -------     -------

   Net cash used in investing activities   (9,456)     (5,706)
                                          -------     -------
Cash flows from financing activities:
    Proceeds from issuance of
      long-term debt                       12,500        -
    Net borrowings under notes payable     40,714      22,073
    Payments of long-term debt             (2,182)       -
                                          -------     -------

   Net cash provided by financing
     activities                            51,032      22,073
                                         --------     -------

   Net decrease in cash                      -           (254)

Cash at beginning of year                    -            254
                                         --------     -------
Cash at end of year                      $   -           -
                                         ========     =======

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest                           $  7,405       6,237
      Income taxes                          4,000       1,500
                                         --------     -------

See accompanying notes to financial statements.

                    SUPERIOR ORTHOPAEDIC SUPPLIES, INC.

                       Notes to Financial Statements

                     March 31, 1996 and June 30, 1995



(1)  Summary of Significant Accounting Policies
     ------------------------------------------

    The accompanying financial statements include the accounts of Superior Orthopaedic Supplies, Inc. (the Company). The Company was formed in August 1987 to manufacture and sell certain orthopaedic and other medical supplies through a nationwide distributor network. Prior to being incorporated, the Company operated as a division of a related company, Rehab Med Equip, Inc. The following is a summary of the Company's significant accounting policies:

    (a)  Inventories
         -----------
         Inventories are stated at the lower of cost or market.
         Cost is determined using the first-in, first-out method.

    (b)  Property and Equipment
         ----------------------
         Property and equipment are stated at cost. Depreciation on property and equipment is calculated using straight-line and accelerated methods over the estimated useful lives of the assets.

    (c)  Income Taxes
         ------------
         The Company has applied for and received approval from the Internal Revenue Service to be treated as an S Corporation for federal income tax purposes.
         Accordingly, any federal income tax liability is the responsibility of the individual stockholders. Provision has been made in the accompanying financial statements for state franchise and excise taxes.

    (d)  Use of Estimates
         ----------------
         Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)  Sale of Certain Assets of the Company
     -------------------------------------
    In February 1996, the shareholders of the Company reached an agreement with an unrelated company, Dynatronics Corporation (Dynatronics), for the sale of substantially all of the Company's assets. In addition, certain liabilities will also be assumed by Dynatronics. As a result of the transaction, the Company distributed the Company's net assets to the shareholders who will consummate the transaction with Dynatronics. Total consideration for the net assets includes 440,000 restricted shares of Dynatronics common stock, a note in the amount of $550,000, bearing interest at 7% with monthly principal and interest payments over 10 years callable after 3 years, and $550,000 in cash.

(3)  Inventories
     ------------
       At March 31, 1996 and June 30, 1995, inventories consisted of the following:

                                     1996            1995
                                   --------        --------
       Raw materials               $118,312          95,950
       Work in process               24,828          22,331
       Finished goods               131,889          87,809
                                   --------        --------
                                   $275,029         206,090
                                   ========        ========

                 SUPERIOR ORTHOPAEDIC SUPPLIES, INC.

                    Notes to Financial Statements


(4)  Property and Equipment
     ----------------------
     At March 31, 1996 and June 30, 1995, property and equipment consisted of the following:

                                           1996         1995
                                         --------     --------
       Machinery and equipment           $ 43,738       38,746
       Office furniture and fixtures       16,853        9,139
       Automobiles                          8,399       15,842
                                         --------     --------
                                         $ 68,990       63,727
                                         ========     ========

(5)  Long-term Debt and Notes Payable
     --------------------------------
     In June 1995, the Company entered into a revolving line of credit with a bank in the amount of $75,000. The line of credit bears interest at the bank's base rate plus 1% (9% at March 31, 1996 and June 30, 1995), and matures on May 15, 1996. Interest is payable monthly with any outstanding principal due at maturity. At March 31, 1996 and June 30, 1995, the outstanding balance was $57,000 and $40,000, respectively. The line of credit is secured by substantially all of the Company's assets. This agreement is also guaranteed by two of the Company's stockholders.

     In August 1995, the Company entered into an unsecured loan agreement with a bank in the original amount of $12,500. The note is payable in 36 monthly installments of $397, bears interest at 9% and matures on August 20, 1998. At March 31, 1996, the loan had a balance of $10,318. This loan has been guaranteed by one of the Company's stockholders.

     The Company has a noninterest bearing note payable to a related company that shares common ownership. The note is unsecured and is payable on demand or upon the sale of the Company. At March 31, 1996 and June 30, 1995, the note payable had a balance of $21,250 and $36,250, respectively.

     Two shareholders of the Company have also advanced funds to the Company. At March 31, 1996 and June 30, 1995, $61,255 and $18,593,
     respectively, had been advanced by shareholders. The outstanding amounts bear interest at 9% with interest payments made monthly.
     The amounts are unsecured and are payable on demand or upon the sale of the Company.

     At March 31, 1996, maturities of long-term debt are as follows:

                       1997          $3,999
                       1998           4,374
                       1999           1,945
                                    --------

                                    $10,318
                                    ========

(6)  Leases
     ------
     The Company is a party to lease agreements for real property. These leases are on a month-to-month basis. Rent expense was $31,730 for the nine-months ended March 31, 1996 and $21,150 for the year ended June 30, 1995.

                   SUPERIOR ORTHOPAEDIC SUPPLIES, INC.

                     Notes to Financial Statements




(7)  State Income Taxes
     ------------------
     For the nine-months ended March 31, 1996 and the year ended
     June 30, 1995, state income tax expense was $4,100 (5.9% effective rate) and $2,500 (5.7% effective rate), respectively. The Company has no temporary differences that would give rise to significant deferred tax assets or liabilities.

(8)  Related Party Transactions
     --------------------------
     In the normal course of business, the Company enters into various transactions with related parties including sales to, purchases from, and leasing agreements with these parties. Additionally, the Company transfers inventory to a related party at cost. These transfers are not reflected as sales or cost of sales in the accompanying statement of earnings and retained earnings. For the nine-months ended March 31, 1996 and the year ended June 30, 1995, the Company had the following related party transactions:

                                                       1996         1995
                                                     --------     --------
           Sales to related party                   $ 179,352      255,171
           Transfers to related party, at cost        144,317      184,329
           Purchases from related party               278,862      216,965
           Rent expense                                19,200       11,550
           Interest expense                             2,550        2,003
                                                    =========     ========

Also, at March 31, 1996 and June 30, 1995, the Company had the following amounts outstanding due from or due to related parties:

                                                       1996         1995
                                                    ---------     ---------
           Accounts receivable                     $   54,077        48,315
           Accounts payable                            70,260        26,014
           Notes payable                               82,505        54,843
                                                    =========     =========

(9)  Financial Instruments
     ---------------------
     At March 31, 1996, the Company had financial instruments including accounts receivable of $343,148, accounts payable of $225,693, accrued expenses of $8,322, notes payable of $139,505, and long-term debt of $10,766. The carrying value of accounts receivable, accounts payable, accrued expenses, and notes payable approximates their estimated fair value due to the relative short maturity of these instruments. The carrying value of long-term debt approximates its estimated fair value due to recent issuance of the debt.








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